Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registrations Statements (Form  S-3 Nos. 333-98775, 333-106909, 333-120349 and 333-120350 and Form S-8 Nos. 333-99597, 333-103368 and 333-118347) of Equity One, Inc. and in the related Prospectuses of our reports dated March 1, 2006, with respect to the consolidated financial statements and schedule of Equity One, Inc., Equity One, Inc. management's assessment of the effectiveness of internal control over financial reporting , and the effectiveness of internal control over financial reporting of Equity One, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP
Certified Public Accountants

Miami, Florida
March 1, 2006